Exhibit 99.1

City Office REIT Reports Fourth Quarter and Full Year 2018 Results

VANCOUVER—February 27, 2019—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter and full year ended December 31, 2018.

Fourth Quarter Highlights

•	GAAP net loss attributable to common stockholders was approximately $8.7 million, or ($0.22) per fully diluted share;

•	Core FFO was approximately $10.4 million, or $0.26 per fully diluted share;

•	AFFO was approximately $7.4 million, or $0.19 per fully diluted share;

•	In-place occupancy closed the quarter at 90.4%; the Company executed approximately 152,000 square feet of new and renewal leases during the quarter;

•	Acquired a 155,000 square foot property in Orlando, Florida for $34.5 million (“Greenwood Blvd”);

•	Acquired a 173,000 square foot property in Phoenix, Arizona for $53.2 million (“Camelback Square”);

•	Same Store Cash NOI increased 0.7% as compared to the fourth quarter 2017;

•	Declared a fourth quarter dividend of $0.235 per share of common stock, paid on January 25, 2019; and

•	Declared a fourth quarter dividend of $0.4140625 per share of Series A Preferred Stock, paid on January 25, 2019.

Highlights Subsequent to Quarter End

•	Acquired a 207,000 square foot complex in Seattle, Washington for $63.0 million (“Canyon Park”);

•	Waived due diligence conditions on a $32.5 million acquisition in Portland, Oregon; and

•	Closed on the disposition of the Plaza 25 property in Denver, Colorado for $17.9 million.

“We ended the year with a flourish of activity that we believe positions us very well headed into 2019,” commented James Farrar, the Company’s Chief Executive Officer. “Since our last earnings report, we have acquired $156 million of high-quality office properties, including a development site adjacent to one of our properties, with an additional $33 million under contract and pending closing. With these acquisitions, we have entered the long-targeted Seattle market and expanded our footprint in vibrant submarkets of Denver, Orlando, Phoenix and Portland.”

“With our year end results, we also achieved key operational progress. We ended the year at 90.4% occupancy, a substantial improvement from the 87.7% at the end of the previous year. We also posted positive same store cash NOI growth in the fourth quarter, a trend that we expect to strengthen in 2019. Overall, we are pleased with our results and will continue to focus on leasing the remaining attractive blocks of space in our portfolio, growing earnings per share and unlocking value through strategic value-add programs and capital recycling.”

A reconciliation of certain non-GAAP financial measures, including FFO, Core FFO, AFFO, NOI, Same Store NOI, Same Store Cash NOI and Adjusted Cash NOI, to the most directly comparable GAAP financial measure can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of December 31, 2018 contained 5.7 million net rentable square feet and was 90.4% occupied, or 91.5% occupied excluding the Plaza 25 property that was sold after year end.

City Office’s NOI was approximately $20.9 million, or approximately $20.0 million on an adjusted cash basis, during the fourth quarter of 2018. NOI for the quarter benefited from approximately $131,000 of termination fee income.

Fourth quarter Same Store Cash NOI increased 0.7% as compared to the fourth quarter 2017 and full year Same Store Cash NOI decreased 0.7% as compared to the full year 2017.

Investment and Disposition Activity

During the quarter, the Company completed the acquisition of Greenwood Blvd, a five-story office building comprised of approximately 155,000 square feet, located in the Lake Mary submarket of Orlando, Florida. The purchase price was $34.5 million, exclusive of closing costs, and the acquisition is anticipated to generate an initial full-year net operating income yield of approximately 7.4%. The Class A property features a strategic location in Lake Mary, a well-amenitized submarket known for its Fortune 500 employment presence, low office vacancy and affluent residential base. Greenwood Blvd has excellent connectivity at the Lake Mary exit along I-4, the central thoroughfare for the Orlando market. The property is expected to provide cash flow stability and was 100% leased at close to a strong and growing healthcare management services provider, with its lease expiration in 2028.

During the quarter, the Company completed the acquisition of Camelback Square, an exceptionally located, value-add office building comprised of approximately 173,000 square feet, located in the Oldtown Scottsdale submarket of Phoenix, Arizona. The purchase price was $53.2 million, exclusive of closing costs, and the acquisition is anticipated to generate a stabilized yield to cost in excess of 7%, with an initial full year net operating income yield of approximately 5.1%, including anticipated capital improvement and renovation costs. The Oldtown Scottsdale submarket is a dense, mixed-use pocket with a radius of approximately one mile that features world-class amenities in a walkable environment. Camelback Square’s premium location on Camelback Road and Goldwater Blvd is directly across from Scottsdale Fashion Square, one of the highest grossing shopping centers in the US and is currently undergoing a $200 million renovation. The Company is planning a substantial renovation to add amenities, activate the courtyard and common areas, improve curb appeal and signage with the property’s 1,000 square feet of premium frontage and convert traditional office spaces into creative suites. Low in-place rents approximately 20% below anticipated post-renovation market rental rates and low 81% occupancy at year end provide the opportunity for the Company to create value through a substantial increase in cash flow.

During the quarter, the Company completed the strategic acquisition of a 20 acre development land site (“Circle Point Land”) in Denver, Colorado. The site is contiguous with the Company’s existing investment in the two office buildings at Circle Point, which City Office acquired in July 2018. The purchase price for Circle Point Land was $5.1 million, exclusive of closing costs. Approximately ten acres of the site is designated for office use and approximately ten acres of the site is designated for mixed uses, including multifamily residential. The acquisition of the office portion of the site benefits City Office through control of a potential competing site to its existing office buildings, while providing upside through potential build-to-suit development to capture strong market demand in the Northwest Denver submarket. The Company intends to dispose of the valuable mixed use and multifamily portion of the site for near term development, which the Company believes will enhance the vibrancy, amenities and density of the Circle Point campus.

Subsequent to quarter end, the Company completed the acquisition of Canyon Park, a three-building office campus comprised of approximately 207,000 square feet, located in the Eastside/Bothell submarket of Seattle, Washington. The purchase price was $63.0 million, exclusive of closing costs, and the acquisition is anticipated to generate an initial full-year net operating income yield of approximately 7.1%. The property is located within a premier master-planned business park in the Eastside/Bothell submarket, which contains the largest concentration of life sciences companies in Seattle. Canyon Park is 100% leased through 2028 to an established, leading biotechnology company. Canyon Park provides high quality tenancy, expected stable cash flow and an entry into the Seattle market, which features a diversified economy anchored by ten Fortune 500 companies, a well-educated workforce, superior population and economic growth prospects and high quality of life.

Subsequent to quarter end, the Company waived due diligence conditions on the acquisition of a two-building property located in the Airport Way submarket of Portland, Oregon. The purchase price is $32.5 million, exclusive of closing costs. The closing of the property remains subject to the assumption of an existing loan on the property and customary closing conditions and is anticipated to generate an initial full-year net operating income yield of approximately 8.1%.

Subsequent to quarter end, the Company completed the disposition of its Plaza 25 property in Denver, Colorado for a sales price of $17.9 million. The Company used the proceeds from the sale to repay amounts outstanding under its unsecured credit facility and intends to accretively recycle the disposition proceeds into the Company’s acquisition pipeline. At year end, the Company recorded an Impairment of Real Estate on its Consolidated Statements of Operations for the three and twelve months ended December 31, 2018 to reflect the contracted sale price.

Leasing Activity

The Company’s total leasing activity during the fourth quarter of 2018 was 152,000 square feet, which included 107,000 square feet of new leasing and 45,000 square feet of renewals. 132,000 square feet of leases signed within the quarter will commence subsequent to quarter end. Notably, the Company completed 31,000 of new leases and 30,000 of renewals at the FRP Collection property in Orlando, Florida bringing that property’s occupancy to 93.1%, including signed leases that will commence subsequent to quarter end.

New Leasing – New leases were signed with a weighted average lease term of 6.1 years at a weighted average annual rent per square foot of $21.50 and at a weighted average cost of $4.76 per square foot per year.

Renewal Leasing – Renewal leases were signed with a weighted average lease term of 1.6 years at a weighted average annual rent per square foot of $25.27 and at a weighted average cost of $1.68 per square foot per year.

Capital Structure

As of December 31, 2018, the Company had total principal outstanding debt of approximately $651.4 million. 77.4% of the Company’s outstanding debt was fixed rate, with a weighted average maturity of 5.8 years and a weighted average interest rate of 4.1%.

During the fourth quarter, the Company completed a $22.4 million seven-year financing for the Greenwood Blvd property with a fixed interest rate of 4.6%.

Subsequent to quarter end, the Company completed a $41.0 million eight-year financing with a five-year extension option for the Canyon Park property with a fixed interest rate of 4.3%.

Dividends

On December 21, 2018, the Company’s board of directors approved and the Company declared a cash dividend of $0.235 per share of the Company’s common stock for the three months ended December 31, 2018. The dividend was paid on January 25, 2019 to common stockholders and unitholders of record as of January 11, 2019.

On December 21, 2018, the Company’s board of directors approved and the Company declared a cash dividend of $0.4140625 per share of the Company’s 6.625% Series A Preferred Stock. The dividend was paid on January 25, 2019 to preferred stockholders of record as of January 11, 2019.

2019 Outlook

For full year 2019, the Company expects Core FFO in the range of $1.15 to $1.20 per diluted share based on current plans and assumptions and subject to the risks and uncertainties more fully described in the Company’s Securities and Exchange Commission filings. This outlook reflects management’s view of current and future market conditions, including assumptions such as the pace of future acquisitions and dispositions, rental rates, occupancy levels, operating and general administrative expenses, weighted average diluted shares outstanding and interest rates. Reconciliation items are noted below.

Full year 2019 Guidance:

	Low	High
Net Property Acquisitions:	$78M	$90M
Net Operating Income:	$95.0M	$96.5M
General & Administrative Expenses (“G&A”):	$9.0M	$10.0M
Interest Expense:	$32.5M	$33.5M
Core FFO per Diluted Share:	$1.15	$1.20
Net Recurring Straight Line Rent Adjustment:	$2.5M	$3.5M
Same Store Cash NOI Change:	2.0%	4.0%
December 31, 2019 Occupancy:	91.0%	94.0%

The expected range of the Company’s 2019 Core FFO is primarily driven by the pace and timing of acquisitions and dispositions as well as potential gains in occupancy. The low end of the range for Net Property Acquisitions, which is defined as total property acquisitions less total property dispositions, represents all closed or contracted transactions described below. Throughout the year, the Company may dispose of additional assets and acquire incremental properties. The recycling of assets and incremental acquisitions, if they occur, are generally expected to be accretive to the Company’s Core FFO and have minimal impact to interest and debt levels. Further, the Company is actively engaged in leasing its remaining blocks of attractive, vacant space and these potential gains in occupancy and Same Store Cash NOI could have a material impact on Core FFO.

Material Considerations:

1.	The $63.0 million Canyon Park acquisition, closed in February 2019, and the $32.5 million Portland acquisition, expected to close in the second quarter 2019, have been included in 2019 guidance.
2.

The disposition of Plaza 25, closed in February 2019, has been included in 2019 guidance. If the Company were to dispose of any additional properties, there could be a material impact on guidance estimates based on the terms and timing of the redeployment of proceeds.

3.

The 2019 G&A guidance includes approximately $1.7 – $1.9 million for stock-based compensation. Our Core FFO definition excludes stock based compensation. Excluding stock-based compensation, G&A guidance would have been $7.3 – $8.1 million.

4.	2019 annual weighted average fully diluted shares of common stock outstanding are assumed to be 40.0 – 40.2 million.
5.	No future capital offerings or share repurchases have been assumed.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on February 27, 2019.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on February 27, 2019, continuing through 11:59 pm Eastern Time on May 27, 2019 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10128624. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the Company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because the Company believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out, changes in fair value of contingent consideration, and the amortization of stock based compensation.

We believe Core FFO provides a useful metric in comparing operations between reporting periods and in assessing the sustainability of our ongoing operating performance. Other equity REITs may calculate Core FFO differently or not at all, and, accordingly, the Company’s Core FFO may not be comparable to such other REITs’ Core FFO.

Adjusted Funds from Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Along with FFO and Core FFO, we believe AFFO provides investors with appropriate supplemental information to evaluate the ongoing operations of the Company. Other equity REITs may calculate AFFO differently, and, accordingly, the Company’s AFFO may not be comparable to such other REITs’ AFFO.

Net Operating Income (“NOI”), Adjusted Cash NOI – We define NOI as total revenues less property operating expenses. We define Adjusted Cash NOI as NOI less the effect of recurring straight-line rents, deferred market rent, and any amounts which are funded by the selling entities.

We consider NOI and Adjusted Cash NOI to be appropriate supplemental performance measures to net income because we believe they provide information useful in understanding the core operations and operating performance of our portfolio.

Same Store Cash Net Operating Income (“Same Store Cash NOI”) – Same Store Cash NOI is calculated as the NOI attributable to the properties continuously owned and operated for the entirety of the reporting periods presented. The Company’s definition of Same Store Cash NOI excludes properties that were not stabilized during both of the applicable reporting periods. These exclusions may include, but are not limited to, acquisitions, dispositions and properties undergoing repositioning or signification renovations.

We believe Same Store Cash NOI is an important measure of comparison because it allows for comparison of operating results of stabilized properties owned and operated for the entirety of both applicable periods and therefore eliminates variations caused by acquisitions, dispositions or repositionings during such periods. Other REITs may calculate Same Store Cash NOI differently and our calculation should not be compared to that of other REITs.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company’s current beliefs as to the outcome and timing of future events. There can be no assurance that actual forward-looking statements, including projected capital resources, projected profitability and portfolio performance, estimates or developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include those pertaining to expectations regarding our financial performance, including under metrics such as NOI and FFO, market rental rates, national or local economic growth, estimated replacement costs of our properties, the Company’s expectations regarding tenant occupancy, re-leasing periods, projected capital improvements, expected sources of financing, expectations as to the likelihood and timing of closing of acquisitions, dispositions, or other transactions, the expected operating performance of the Company’s current properties and anticipated near-term acquisitions and descriptions relating to these expectations, including, without limitation, the anticipated net operating income yield and cap rates. Forward-looking statements presented in this press release are based on management’s beliefs and assumptions made by, and information currently available to, management.

Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. All forward-looking statements included in this press release are based upon information available to the Company on the date hereof and the Company is under no duty to update any of the forward-looking statements after the date of this press release to conform these statements to actual results. The forward-looking statements involve a number of significant risks and uncertainties. Factors that could have a material adverse effect on the Company’s operations and future prospects are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent reports filed from time to time with the U.S. Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. The factors set forth in the Risk Factors section and otherwise described in the Company’s filings with SEC could cause the Company’s actual results to differ significantly from those contained in any forward-looking statement contained in this press release. The Company does not guarantee that the assumptions underlying such forward-looking statements are free from errors. Unless otherwise stated, historical financial information and per share and other data are as of December 31, 2018.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s business, financial condition, liquidity, cash flows and results could differ materially from those expressed in any forward-looking statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

City Office REIT, Inc.

Consolidated Balance Sheets

(In thousands, except par value and share data)

	December 31, 2018	December 31, 2017
Assets
Real estate properties
Land	$223,789	$188,110
Building and improvement	704,113	534,473
Tenant improvement	77,426	53,427
Furniture, fixtures and equipment	319	291

	1,005,647	776,301
Accumulated depreciation	(70,484)	(48,234)

	935,163	728,067

Cash and cash equivalents	16,138	12,301
Restricted cash	17,007	22,713
Rents receivable, net	26,095	20,087
Deferred leasing costs, net	10,402	7,793
Acquired lease intangible assets, net	75,501	65,088
Prepaid expenses and other assets	2,755	2,013
Assets held for sale	17,370	38,427

Total Assets	$1,100,431	$896,489

Liabilities and Equity
Liabilities:
Debt	$645,354	$489,509
Accounts payable and accrued liabilities	25,892	17,605
Deferred rent	5,331	4,223
Tenant rent deposits	4,564	3,523
Acquired lease intangible liabilities, net	8,887	8,649
Dividend distributions payable	11,148	10,318
Liabilities related to assets held for sale	878	2,830

Total Liabilities	702,054	536,657

Commitments and Contingencies
Equity:
6.625% Series A Preferred stock, $0.01 par value per share, 5,600,000 shares authorized, 4,480,000 issued and outstanding as of December 31, 2018 and 2017 respectively	112,000	112,000
Common stock, $0.01 par value, 100,000,000 shares authorized, 39,544,073 and 36,012,086 shares issued and outstanding as of December 31, 2018 and 2017 respectively	395	360
Additional paid-in capital	377,126	334,241
Accumulated deficit	(92,108)	(86,977)

Total Stockholders’ Equity	397,413	359,624
Non-controlling interests in properties	964	208

Total Equity	398,377	359,832

Total Liabilities and Equity	$1,100,431	$896,489

City Office REIT, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues:
Rental income	$28,987	$26,956	$110,076	$92,357
Expense reimbursement	4,314	3,482	15,906	11,164
Other	866	743	3,502	2,966

Total Revenues	34,167	31,181	129,484	106,487

Operating Expenses:
Property operating expenses	13,246	11,908	49,872	42,886
General and administrative	2,344	1,556	8,137	6,792
Depreciation and amortization	15,308	12,499	52,352	41,594
Impairment of real estate	3,497	—	3,497	—

Total Operating Expenses	34,395	25,963	113,858	91,272

Operating (loss)/income	(228)	5,218	15,626	15,215

Interest Expense:
Contractual interest expense	(6,132)	(5,780)	(22,316)	(18,721)
Amortization of deferred financing costs	(324)	(425)	(1,621)	(1,452)

	(6,456)	(6,205)	(23,937)	(20,173)

Change in fair value of contingent consideration	—	—	—	2,000
Net gain on sale of real estate property	—	—	46,980	12,116

Net (loss)/income	(6,684)	(987)	38,669	9,158
Less:
Net income attributable to non-controlling interests in properties	(117)	(78)	(501)	(3,402)

Net (loss)/income attributable to the Company	(6,801)	(1,065)	38,168	5,756
Preferred stock distributions	(1,855)	(1,855)	(7,420)	(7,411)

Net (loss)/income attributable to common stockholders	$(8,656)	$(2,920)	$30,748	$(1,655)

Net (loss)/income per common share:
Basic	$(0.22)	$(0.09)	$0.82	$(0.05)

Diluted	$(0.22)	$(0.09)	$0.82	$(0.05)

Weighted average common shares outstanding:
Basic	39,544	30,887	37,321	30,198

Diluted	39,544	30,887	37,670	30,198

Dividend distributions declared per common share	$0.235	$0.235	$0.940	$0.940

City Office REIT, Inc.

Reconciliation of Net Operating Income and Adjusted Cash NOI to Net Income

(Unaudited)

(In thousands)

Three Months Ended December 31, 2018
Net loss	$(6,684)
Adjustments to net loss:
General and administrative	2,344
Contractual interest expense	6,132
Amortization of deferred financing costs	324
Depreciation and amortization	15,308
Impairment of real estate	3,497

Net Operating Income (“NOI”)	$20,921
Net recurring straight line rent adjustment	(553)
Net amortization of above and below market leases	(41)

Portfolio Adjusted Cash NOI	$20,327
NCI in properties—share in cash NOI	(343)

Adjusted Cash NOI (CIO share)	$19,984

City Office REIT, Inc.

Reconciliation of Net Income to FFO, Core FFO and AFFO

(Unaudited)

(In thousands, except per share data)

Three Months Ended December 31, 2018
Net loss attributable to common stockholders	$(8,656)
(+) Depreciation and amortization	15,308
(+) Impairment of real estate	3,497

10,149

Non-controlling interests in properties:
(+) Share of net income	117
(-) Share of FFO	(263)

FFO attributable to common stockholders	$10,003

(+) Stock based compensation	356

Core FFO attributable to common stockholders	$10,359

(+) Net recurring straight line rent adjustment	(553)
(+) Net amortization of above and below market leases	(41)
(+) Net amortization of deferred financing costs	320
(-) Net recurring tenant improvement and incentives	(1,242)
(-) Net recurring leasing commissions	(447)
(-) Net recurring capital expenditures	(962)

AFFO attributable to common stockholders	$7,434

Core FFO per common share	$0.26

AFFO per common share	$0.19

Dividends per common share	$0.235
Core FFO Payout Ratio	91%
AFFO Payout Ratio	126%

Weighted average common shares outstanding	39,896

City Office REIT, Inc.

Reconciliation of Same Store Cash NOI to Total Revenues

(Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Total revenues	$34,167	$31,181	$129,484	$106,487
Property operating expenses	13,246	11,908	49,872	42,886

Net operating income (“NOI”)	$20,921	$19,273	$79,612	$63,601
Less: NOI of properties not included in same store	(5,945)	(3,353)	(29,171)	(12,957)

Same store NOI	$14,976	$15,920	$50,441	$50,644
Less:
Termination fee income	(52)	(732)	(236)	(755)
Straight line rent adjustment	93	(92)	(972)	(237)
Above and below market leases	(93)	(247)	(275)	(401)
NCI in properties - cash NOI	(261)	(284)	(1,165)	(1,142)

Same store cash NOI	$14,663	$14,565	$47,793	$48,109

City Office REIT, Inc.

Reconciliation of Net Income to Core FFO Guidance

(Unaudited)

(In thousands, except per share data)

	Full year 2019 Outlook
	Low	High
Net loss attributable to common stockholders	$(17,400)	$(15,800)
(+) Depreciation and amortization	62,400	62,600
(-) Non-controlling interest in properties	(600)	(600)
(+) Stock based compensation	1,700	1,900

Core FFO attributable to common stockholders	46,100	48,100

Core FFO per common share	$1.15	$1.20

Weighted average shares of common stock	40,100	40,100

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com